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                                                                EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement
No. 333-34415, Amendment No. 1, of Stage Stores, Inc. on Form S-3 of our report dated March 12, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to C.R. Anthony Company entering into an Agreement and Plan of Merger with Stage Stores, Inc.), appearing in and incorporated by reference in the Annual Report on Form 10-K of C.R. Anthony Company for the fifty-two weeks ended February 1, 1997, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ Deloitte & Touche LLP

Oklahoma City, Oklahoma
September 15, 1997